EXHIBIT 15.1






The Stockholders and Board of Directors
State Street Corporation


We are aware of the incorporation by reference in the Registration Statement on Form S-8 pertaining to the State Street
Global Advisors Equity Compensation Plan of State Street
Corporation of our reports dated April 13, 1998 and July 14,
1998 relating to the unaudited consolidated interim financial statements of State Street Corporation that are included in its Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, respectively.

Pursuant to Rule 436(c) of the Securities Act of 1933, our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



                                   /s/Ernst & Young LLP

                                   ERNST & YOUNG LLP



Boston, Massachusetts
September 28, 1998